SECOND AMENDMENT TO THE AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF U.S. WELL SERVICES, LLC

This Second Amendment (“Amendment”) to the Amended and Restated Limited Liability Company Agreement, as amended (“Agreement”), of U.S. Well Services, LLC (the “Company”) is made this 18th day of February, 2014 pursuant to the terms of the Agreement.  Capitalized terms used but not defined herein have the meaning provided in the Agreement.

In consideration of the premises and the representations, warranties, covenants and agreements stated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is amended as follows:

A. Senior Mandatorily Redeemable Financial Interests.
a. Section 3.2(a) of the Agreement is hereby amended and replaced in its entirety as follows:

“3.2(a)  Membership Interests.  The Membership Interests in the Company shall be designated as (i) “Units” which are divided into five series of Units referred to as “Series A Units”, “Series B Units”, “Series C Units,” “Series D Units” and “Series E Units” and (ii) the “SMRF Interests” (solely for the purpose of admitting the holders of the SMRF Interests as Members and, for the avoidance of doubt, not for any tax or accounting purposes).

b. Section 6.1(d)(iii) of the Agreement is hereby amended and replaced in its entirety as follows:

“(d)(iii)Subject to the terms hereof and Law, before any distribution is made on the Series B Units, Series C Units or Series D Units, and only after the SMRF Interests are redeemed in full, 100% of all distributions by the Company shall be made to the holders of the outstanding Series E Units in an amount equal to the Series E Unit Preference Amount with respect to each such Series E Unit.  If, upon a Liquidation Event or Exit Event, the net assets of the Company distributable among the holders of all outstanding Series E Units shall be insufficient to permit the payment of the Series E Unit Preference Amount, then the entire net assets of the Company remaining after the provision for the payment of the Company’s debts and other liabilities shall be distributed among the holders of the Series E Units ratably in proportion to the full Series E Unit Preference Amount to which they would otherwise be respectively entitled on account of their Series E Units.  Notwithstanding anything contained herein to the contrary, if the Company is prohibited from making any payment under any Existing Debt Instrument (as defined herein), or if any such payment would breach or violate, or allow the acceleration of payments or exercise of rights or remedies under any Existing Debt Instrument, the Company shall not make such payment hereunder until such time as it is not so restricted from making such payment under the Existing Debt Instrument and such payment would not result in or allow such breach, violation, acceleration or exercise.”

c. The Agreement is hereby amended by adding the following new Article 13:

“ARTICLE 13

SENIOR MANDATORILY REDEEMABLE FINANCIAL INTERESTS

13.1Issuance of SMRF Interests.  On February 18, 2014, each Member listed on Schedule VI paid to the Company cash equal to the amount set forth under column (1) opposite such Member’s name on Schedule VI, and, in exchange for such payment, the Company will issue to such Member the number of SMRF Interests set forth under column (2) opposite such Member’s name on Schedule VI.  The proceeds from the sale of the SMRF Interests on February 18, 2014 shall, net of fees and expenses, be paid to redeem all outstanding 600,000 Series A Units.

13.2Ranking.  The SMRF Interests shall, with respect to redemption rights and rights upon liquidation, rank on a parity with the general creditors of the Company and shall be entitled to all rights and remedies of a general creditor of the Company.

13.3Redemption.

(a)Subject to the terms hereof and Law, (i) the Company, at its sole option, may at any time redeem the then outstanding SMRF Interests, in whole or in part, at the Redemption Price in accordance with this Section 13.3 and (ii) the Company shall redeem all, and not less than all, of the outstanding SMRF Interests at the Redemption Price on the date (the “Redemption Date”) that is the earlier of (i) May 31, 2017 and (ii) the occurrence of a Liquidation Event or Exit Event, provided that, in each case, only if such event is also either a “Change of Control” or “Asset Sale,” as each such term is defined under the Indenture.

(b)The Company shall give notice of any redemption by mail, postage prepaid, not more than 60 nor less than 10 days before the date fixed for such redemption, to each holder of record of the SMRF Interests to be redeemed appearing on the securities register of the Company as of the date of such notice at the address of said holder shown therein (the “Redemption Call”).  The Redemption Call shall state the Redemption Date, the interests called for redemption, the Redemption Price and the place where the interests called for redemption will be redeemed and upon presentation and surrender of the certificates evidencing such interests the Redemption Price therefor will be paid.  If the Redemption Date falls on a date that is not a Business Day, then such Redemption Date shall be the first Business Day after the stated Redemption Date.  The Redemption Call shall state whether it is revocable or irrevocable by the Company at any time on or prior to the Redemption Date and stating whether the redemption is conditional upon the occurrence of one or more specified events

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or is unconditional.  Each holder of SMRF Interests to be redeemed shall surrender to the Company the certificate or certificates representing such interests, in the manner and at the place designated in the Redemption Call, and thereupon the Redemption Price of such interests shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c)Subject to the terms hereof, the Company may deposit before the Redemption Date, cash equal to the aggregate Redemption Price of the SMRF Interests to be redeemed (less applicable taxes required to be deducted or withheld) in an irrevocable trust (a “Trust”) with a bank or trust company having capital and surplus of not less than $100,000,000 for the benefit of the holders of the SMRF Interests to be redeemed.  If a Redemption Call stating that it is irrevocable and unconditional shall have been duly mailed, then upon making such deposit, or, if no such deposit is made, or if the Redemption Call states that it is revocable or that the redemption is conditional, then upon such Redemption Date (provided that (i) the Redemption Call, if revocable, has not been revoked, and (ii) the conditions, if any, to the redemption set forth in the Redemption Call have been met or waived by the Company), the holders of the SMRF Interests to be redeemed on such date shall cease to be Members with respect to such SMRF Interests, such SMRF Interests shall no longer be transferable by such holders on the securities register of the Company, and such holders shall have no interest in or claim against the Company with respect to such interests except the right to receive payment of the Redemption Price upon surrender of their certificates (and, for the avoidance of doubt, such right against the Company shall continue in full to the extent the assets in the Trust are less than the applicable Redemption Price (less applicable taxes required to be deducted or withheld)).  In the case of the occurrence of a redemption on the Redemption Date, any cash funds so deposited in a Trust and unclaimed at the end of two years from the date fixed for redemption shall be repaid to the Company upon its request, as applicable, after which the holders of the SMRF Interests redeemed shall look only to the Company for payment of the Redemption Price.  In the case of the revocation of a Redemption Call or the failure of a condition stated in a Redemption Call that is not waived, any such funds so deposited shall be repaid to the Company upon its request.  The Board may cause the securities register of the Company to be closed after the Redemption Call is sent to the holders of the SMRF Interests to be redeemed.

(d)If less than all outstanding SMRF Interests are to be redeemed at any time, the SMRF Interests to be redeemed shall be determined ratably in proportion to the respective aggregate redemption amounts otherwise payable (as nearly as may be possible) among all holders of the SMRF Interests.  For such purpose, if any holder shall hold SMRF Interests evidenced by more than one certificate, such redemption also shall be allocated on such basis among whole numbers of shares represented by such certificates as such holder may request on a timely basis.

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(e)In the event that the Company revokes a Redemption Call or any condition to a redemption set forth in a Redemption Call is not met or waived, the Company may withdraw the Redemption Call by notice to the holders of the SMRF Interests by deposit of such notice, postage prepaid, in the regular mail, at any time on or prior to the Redemption Date addressed to each holder at the address for such holder in the records of the Company.

(f)Notwithstanding anything to the contrary herein, the redemption of the SMRF Interests by the Company is subject to restrictions contained in the Indenture and the Credit and Security Agreement dated as of May 9, 2013 between the Company and Wells Fargo Bank, N.A. (as either of the same may be amended, renewed, supplemented, restated or otherwise modified, or as either of the same may be extended, refinanced, renewed or replaced) (collectively “Existing Debt Instruments”).  Notwithstanding anything contained herein to the contrary, if the Company is prohibited from making any such payment under any Existing Debt Instrument, or if any such payment would breach or violate, or allow the acceleration of payments or exercise of rights or remedies under any Existing Debt Instrument, the Company shall not make such payment hereunder until such time as it is not so restricted from making such payment under the Existing Debt Instrument and such payment would not result in or allow such breach, violation, acceleration or exercise.

(g)The Company is entitled to deduct and withhold from any redemption payment in respect of the SMRF Interests such amounts as the Company is required to deduct and withhold under the Code or any provision of Law, in each case, as amended.  Each holder of SMRF Interests shall provide to the Company such information as the Company requests in order to determine the amount it is required to deduct and withhold, and in the absence of the Company receiving such information on a timely basis, the Company shall withhold or deduct the tax at the maximum statutory rate.  To the extent that amounts are so deducted and withheld and remitted to the appropriate governmental authority, such amounts are to be treated for all purposes as having been paid to the holder of the SMRF Interests in respect of which such deduction and withholding was made.

(h)The holders of the SMRF Interests shall (i) have no rights whatsoever, including as Members or otherwise under this Agreement, except those rights specifically set forth in this Article 13 and those to which they may be mandatorily entitled under the Act and (ii) have no obligations under Section 7.3 or 7.4 of the Agreement.  For greater certainty, to the maximum extent permitted by Law, the holders of the SMRF Interests waive all rights to which they may otherwise be entitled as Members or otherwise, except those rights specifically set forth in this Article 13.

(i)The Company hereby agrees (x) that it will notify holders of

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SMRF Interests, of any withholding or other taxes that are imposed or may be imposed by any taxing authority with respect to amounts paid or to be paid to such holders with respect to the SMRF Interests, and (y) to notify such holder of the amount of any such taxes imposed and to associate such notice with a proof of payment to such taxes, no later than 60 days after such taxes had been withheld and paid to the relevant taxing authority.

(h)The Company shall maintain, or cause to be maintained, a registry to comply with the registered form requirements under Treasury Regulation Section 5f.103-1(c), in which it will record the name and address of, and wire transfer instructions for, each holder of a SMRF Interest from time to time, to the extent such information is provided in writing to the Company by such holder.

13.4Default.  Upon the occurrence of any of the following (“Events of Default”):

(a) the Company shall fail to pay a holder of a SMRF Interest (x) any payment pursuant to Section 13.3 when the same shall become due and payable, whether or not notice of such non-payment has been received and such failure shall continue unremedied for five (5) Business Days from the date such payment became due, whether or not notice of such non-payment has been received, or (y) any other payment required pursuant to this Agreement or any other agreement to which the Company or one of its Affiliates is a party relating to the SMRF Interests when same shall become due and payable, and such failure shall continue unremedied for five (5) Business Days from the date of the giving of notice by the holder of the SMRF Interest of such non-payment to the Company;

(b) the Company shall commence any case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate the Company as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its debts, or seeking appointment or a receiver, trustee, custodian or other similar official for the Company or for all or any substantial part of the assets of the Company, or the Company shall make a general assignment for the benefit of its creditors, or there shall be commenced against the Company any case, proceeding or other action of a nature referred to in this Section 13.4(b), or there shall be commenced against the Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Company which continues undismissed and unstayed for a period of ninety (90) days or which results in the entry of an order for any such relief, or the Company shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in this Section 13.4(b), or the Company shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; and

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(c)dissolution or liquidation of the Company;

then, subject to Section 13.3(f), in the case of any Event of Default other than those referred to Section 13.4(b), any holder of SMRF Interest may declare by notice to the Company, the SMRF Interests to be immediately redeemable, and in the case of any Event of Default referred to in Section 13.4(b), the SMRF Interests shall automatically become redeemable, without notice or demand. Upon the occurrence of any Event of Default, a holder of a SMRF Interest may exercise any remedies, in such order as determined by such holder of a SMRF Interest, as are permitted under this Agreement and any other agreement relating to the SMRF Interests to which the Company or one of its Affiliates is a party (including without limitation the Conditional Assignment Agreement dated as of the date hereof), at law, in equity or by statute.

(d)any representation or warranty made by the Company in any agreement, instrument or certificate relating to the SMRF Interests (including, without limitation, that certain Assignment and Assumption Agreement dated as of the date hereof among the Company and other parties thereto), shall prove false or misleading in any material respect.

13.5Tax.

(a)The Company and each holder of the SMRF Interests intends that the SMRF Interests be characterized as “indebtedness” for U.S. federal income tax purposes, except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code), each agrees to report this obligation for all U.S. federal income tax purposes in a manner consistent with this treatment and not take any action (or make any filing) inconsistent with such treatment.  Each of the Company and each holder of the SMRF Interests agrees to use commercially reasonable efforts to defend the characterization of the SMRF Interests as “indebtedness” for U.S. federal income tax purposes before any applicable governmental authority.

(b)The Company and each holder of SMRF Interests intends that the holders of the SMRF Interests (with respect to the SMRF Interests) be characterized as “creditors” and not as partners for U.S. federal income tax purposes and, except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code), each agrees to report this obligation for all U.S. federal income tax purposes in a manner consistent with this treatment and not take any action (or make any filing) inconsistent with such treatment.  Each of the Company and each holder of the SMRF Interests agrees to use commercially reasonable efforts to defend the characterization of the holders of the SMRF Interests (with respect to the SMRF Interests) as “creditors” for U.S. federal income tax purposes before any applicable governmental authority.

(c)Each holder and subsequent transferee of SMRF Interests hereby represents, warrants and covenants to the Company, under penalties of perjury,

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that such Person either:

(i)is a United States person as that term is defined in the income tax laws of the United States, or

(ii)is not a United States person as that term is defined in the income tax laws of the United States, and that (1) such Person is the beneficial owner of the SMRF Interests, (2) the address shown for such Person is its principal office (or permanent residence in the case of an individual); (3) such Person is not a ten percent (10%) equity holder of the Company as defined by Code Section 871(h)(3); (4) such Person is not a citizen, resident or organized in a country which the Secretary of the United States Treasury has determined provides inadequate exchange of information under Code Section 871(h)(5); and (5) such Person promises to notify the Company within 30 days of occurrence if its country of citizenship, residence or organization is found to be, or changes to, the United States or a country specified in (4) above.

(e)Any subsequent holder of the SMRF Interests who is or becomes a United States person shall promptly certify or recertify to the Company the information set forth in this Section 13.4 and provide the Company with a United States Internal Revenue Service Form W-9.

(f)Each subsequent holder of the SMRF Interests who is not or ceases to be a United States person shall promptly certify or recertify to the Company the information set forth in this Section 13.4 and provide the Company with a United States Internal Revenue Service Form W-8.

(g)Each holder of the SMRF Interests shall recertify the information set forth in this Section 13.4 to the Company annually or as more frequently requested by either the Company.

(h)If the present or any subsequent holder of SMRF Interests is a securities clearing organization, bank or other financial institution (which holds a customer’s securities in the ordinary course of business) holding legal title to any SMRF Interests on behalf of a beneficial owner, then such Person shall provide a statement to the Company signed by a representative of the Holder under penalty of perjury to the effect that such person has received a statement from the beneficial owner, signed under penalty of perjury, that such beneficial owner satisfies each of the covenants and warranties set forth in this Section 13.4.

13.6Transferability; Admission.  The holders of the SMRF Interests may Dispose of any such interests if such Disposition complies with the provisions of Section 7.1 and all applicable legends on the certificates, if any, representing the SMRF Interests.  For the avoidance of doubt, no other restriction contained in the Agreement shall be deemed to restrict the right of the holders of the SMRF Interests to Dispose of any such interests.  An Additional Member or

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Substituted Member, in each case only with respect to the SMRF Interests, shall be admitted to the Company with all the rights and obligations of a Member holding SMRF Interests if (i) all applicable conditions of Section 7.1 are satisfied, (ii) the applicable Disposition is in accordance with all applicable legends on the certificates, if any, representing the SMRF Interests and (iii) such Additional Member or Substituted Member, if not already a party to this Agreement (and such Additional Member or Substitute Member’s spouse, if applicable), shall have executed and delivered to the Company, an Addendum Agreement, and such other documents or instruments as may be required in the Board’s reasonable judgment to certify to the conditions set forth in subjection (i) and (ii) above and to otherwise effect the admission of such Member; provided that none of the Sponsor, the Board nor the Company shall have discretion to reject the admission of any such Additional Member or Substituted Member in the event all such conditions are satisfied.

The SMRF Interests will be certificated, unless otherwise determined by the Board.  Unless otherwise approved by the Board, such certificates will bear the following legends (in addition to any other legends as may be required) or a legend substantially similar thereto:

On the face of the certificate:

‘The Senior Mandatorily Redeemable Financial Interests represented by this instrument have been issued with original issue discount (OID) within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended. Any holders of Senior Mandatorily Redeemable Financial Interests may contact Ken Sill, the Chief Financial Officer of US Well Services at 770 South Post Oak Lane, Suite 405, Houston, Texas 77056, who will, beginning no later than 10 days after the date that such interests are issued, make available to such holders promptly upon request therefrom the information described in Treasury Regulations Section 1.1275-3(b)(1)(i).’

On the back of the certificate:

‘THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT HAS BEEN PROVIDED TO THE COMPANY).

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

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(1) REPRESENTS FOR THE BENEFIT OF THE COMPANY THAT: (A) IT IS (I) A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) (A "QIB") AND (II) ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB; (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS SECURITY FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT; OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT,

(2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY: (A)(I) FOR SO LONG AS THE SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QIB THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT (PROVIDED THAT PRIOR TO SUCH TRANSFER, THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (IV) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a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

(3) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY

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ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (2) ABOVE.

NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

THIS SECURITY IS SUBJECT TO CERTAIN VOTING, TRANSFER AND OTHER LIMITATIONS AND RESTRICTIONS AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS AMENDED.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.’

13.7Amendment.  Any amendment, modification, supplement, restatement or waiver of this Agreement, including any amendment thereto, that would alter or change the rights, obligations, powers or preferences of the Members holding SMRF Interests in their capacities as holders of SMRF Interests in an adverse manner, either with respect to the rights and preferences such holders enjoy as holders of SMRF Interests or as compared to the rights, obligations, powers and preferences specific to other Members in their capacities as the holders of either the same series of Membership Interests or any other series of Membership Interests shall, in addition to the approvals otherwise required under the Agreement, also require: (a) with respect to any amendment or modification to the Redemption Date, Issue Value or Redemption Price, the prior written consent of Members holding 100% of the SMRF Interests, and (b) with respect to any other amendment, modification, supplement, restatement or waiver of this Agreement, the prior written consent of Members holding at least 75% of the SMRF Interests.  For the avoidance of doubt, such consent may not be provided by any attorney-in-fact, agent or similar Person acting on behalf of a holder of a SMRF Interest.”

13.8  Financial Statements.  At any time in which SMRF Interests are outstanding and the Company no longer files reports with the Securities Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (“Reports”), (a) on or before the last Business Day of each May, August, and November, or, if available, upon request, the Company shall furnish or cause to be furnished each Member holding SMRF Interests with a balance sheet and an income statement for, or as of the end of, the fiscal quarter immediately preceding such calendar month and (b) on or before April 30 of each year, the Company shall furnish or cause to be furnished each Member holding SMRF Interests with audited

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financial statements, including a balance sheet and an income statement for the immediately preceding calendar year. Annual financial statements must be prepared in accordance with GAAP and audited by the Company’s independent auditor. In addition, if the Company no longer files Reports at any time during which SMRF Interests are outstanding, it will furnish to any holder of SMRF Interests and any of its prospective assignees or transferees with respect to its SMRF Interests, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

d. Section 3.5 of the Agreement is hereby amended by adding the following sentence at the end of such section:

“A copy of the Members’ Schedule with respect to the Members holding SMRF Interests as of February 18, 2014 is attached as Schedule VI.”

e. Section 3.6(a) of the Agreement is hereby amended by adding “SMRF Interests,” immediately following the reference to “Series E Units,” in the first sentence of such section.
f. Section 7.5 of the Agreement is hereby amended by replacing “ or” with “,” immediately prior to the reference to “(vii)” and adding the following to the end of such section:

“ or (viii) the issuance of the SMRF Interests under the terms of Article 13.”

g. Exhibit A to the Agreement is hereby amended by adding the following definitions:

“’Issue Value’ means $50.00 per SMRF Interest.

‘Redemption Price’ means, in respect of each SMRF Interest, at the time of the payment of the Redemption Price, an amount equal to the Issue Value, plus 13% annual interest, compounded semi-annually, on the Issue Value from February 18, 2014.

‘SMRF Interests’ means the Senior Mandatorily Redeemable Financial Interests.”

h. Exhibit A to the Agreement is hereby amended by removing the definition of “Membership Interest” and replacing it in its entirety with the following:

“’Membership Interest” means the interest of a Member in the Company, which shall be evidenced by Units or (ii) SMRF Interests (solely for the purpose of admitting the holders of the SMRF Interests as Members and, for the avoidance of doubt, not for any tax or accounting purposes), including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, as applicable; and all obligations, duties and liabilities

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imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member, as applicable.”

i. Exhibit A to the Agreement is hereby amended by removing the definition of “Unit” and replacing it in its entirety with the following:

“‘Unit’ means a fractional part of the Membership Interests of all of the Members designated as a “unit,” and includes all types, classes and series of Units (including the Series A Units, Series B Units, Series C Units, Series D Units and Series E Units), but specifically excludes the SMRF Interests.”

B. Ratification of Agreement.  This Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly waived or amended hereby, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall remain in full force.

C. References to the Agreement.  Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Agreement without making specific reference to this Amendment, but nevertheless, all such references shall include this Amendment unless the context otherwise requires.

D. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

E. Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

(signature pages to follow)

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered on the date first hereinabove written.

“COMPANY”

U.S. WELL SERVICES, LLC

/s/ Brian Stewart

Brian Stewart

Chief Executive Officer

“SPONSOR”

ORB INVESTMENTS, LLC

/s/ Joel N. Broussard

Joel N. Broussard

President

SCHEDULE VI

MEMBERS’ SCHEDULE FOR SMRF INTERESTS

Name / Address	(1) Total Issue Value	(2) SMRF Interests

Members:
Verition Multi-Strategy Master Fund Ltd	$5,937,500	118,750
The William K. Warren Medical Research Center, Inc.	$1,187,500	23,750
Southpaw Credit Opportunity Master Fund LP	$11,875,000	237,500
Feingold O’Keeffe Master Fund, Ltd.	$2,375,000	47,500
Millstreet Credit Fund LP	$3,562,500	71,250
O’Connor Global Multi-Strategy Master Limited	$11,875,000	237,500
Alpine Heritage, L.P.	$1,187,500	23,750

TOTAL:	$38,000,000	760,000

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